EXHIBIT 23.2

     We have issued our report dated May 25, 2000, accompanying the financial statements and schedules of Measurement Specialties Inc. and Subsidiaries contained in this Registration Statements on Form S-1. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

/s/ Grant Thornton LLP
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Edison, New Jersey
March 27, 2001